UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Morgans Hotel Group Co.

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On June 3, 2013, Morgans Hotel Group Co. issued a press release announcing that it will host a live presentation for all of its shareholders via webcast on Thursday, June 6, 2013 at 9:00 a.m. Eastern time. A copy of the press release is set forth below.

Morgans Hotel Group To Host Live Webcast For Shareholders

On Thursday June 6 at 9:00 am ET

•	Company will emphasize why its Board and management team are best positioned to maximize value for shareholders

•	Will discuss gaps, flaws and inaccuracies with OTK’s supposed “plan”

•	Company will urge shareholders to vote against OTK’s highly conflicted board slate of family, family employees and family friends

•	Shareholders will have an opportunity to submit questions to the Company

NEW YORK, June 3, 2013 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”) today announced that it will host a live presentation for all Morgans shareholders via webcast on Thursday, June 6, 2013 at 9:00 AM Eastern time to present its case for why Morgans shareholders should vote AGAINST OTK Associates LLC’s (“OTK”) proposed slate of director nominees at the Company’s June 14, 2013 Annual Meeting by using the WHITE PROXY CARD.

On the webcast, Morgans will answer shareholder questions and discuss why its Board of Directors and current management team are more experienced and best positioned to maximize shareholder value. The webcast will include live audio and presentation slides detailing Morgans’ arguments against OTK’s proposed slate of director nominees in order to fully inform Morgans shareholders.

Shareholders will be able to submit questions through the question box on their webcast portal. An archive of the webcast will be available on the Company’s website until June 14, 2013 at 10:00 AM Eastern time.

The June 6th live webcast will be hosted by Morgans executives including Michael Gross, Chief Executive Officer; Richard Szymanski, Chief Financial Officer; Yoav Gery, Chief Development Officer; and Dan Flannery, Chief Operating Officer.

Morgans shareholders can access the live webcast at the following web link:

http://event.on24.com/r.htm?e=640301&s=1&k=A998084AD19403949EC8565DE6BE57DD

We recommend that Morgans shareholders register for the webcast 15 minutes prior to the start time of the presentation and click on the “test your system” link to ensure your Internet browser properly supports the webcast audio and slide presentation.

If you do not have access to a computer, you can listen to live audio of the presentation via the U.S. and International telephone numbers below. Please note that Morgans shareholders who would like to submit questions during the call must do so through the webcast portal as the telephone lines will be listen only.

Dial-in information is as follows:

U.S. Dial-in:

888-802-8577

International Dial-in:

973-935-8754

Conference ID:

89827312

ABOUT MORGANS HOTEL GROUP

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Important Additional Information

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

Contacts

Investors: Richard Szymanski, Morgans Hotel Group Co., (212) 277-4188, or Richard H. Grubaugh, D.F. King & Co., Inc., (212) 493-6950, RGRUBAUGH@dfking.com

Media: Lex Suvanto or Neil Maitland, Abernathy MacGregor, (212) 371-5999 LEX@abmac.com or NAM@abmac.com